Exhibit 99.1
                     FIRST LITCHFIELD FINANCIAL CORPORATION

News Release
For Immediate Release

     First Litchfield Financial Corporation Announces First Quarter Earnings

Litchfield, Connecticut, May 15, 2009---First Litchfield Financial Corporation (trading symbol: FLFL.OB) (the "Company"), the holding company for The First National Bank of Litchfield (the "Bank"), today reported earnings for the three
(3) months ended March 31, 2009. Net income before preferred dividends and discount accretion for the first quarter of 2009 totaled $404,000 versus net income of $499,000 for the first quarter of 2008. The decrease in net income before preferred dividends and discount accretion is due primarily to increases in the provision for loan and lease losses and other noninterest expenses. Basic and diluted net income per common share for the first quarter of 2009, were both $.11, compared to basic and diluted income per share of $.21 for the first quarter of 2008.

President and CEO, Joseph J. Greco stated, "We are encouraged by the growth in our core business and the return to profitability in the first quarter. Our commitment to helping our customers and community in these challenging economic times was reinforced in the first quarter when we introduced the "FNBL Stimulus Package." This Package offers consumers and businesses incentives to do business with our bank and has successfully resulted in increased deposit and loan growth. Loan growth has been in both commercial and consumer products. We continue to exercise conservative lending practices to limit the Bank's risk exposure. That coupled with positive trends in net interest income has enabled the Company to show encouraging results for the first quarter of 2009."

Net interest income for the first quarter of 2009 totaled $3,973,000 an increase of $396,000, or 11.07%, from the first quarter of 2008. Both the increase in the volume of earning assets as well as increased interest margin contributed to the improvement in net interest income. Average earning assets for the first quarter of 2009 totaled $501,650,000 which was $15,592,000, or 3.21% higher than average earning assets for the first quarter of 2008. The tax equivalent net interest margin improved 18 basis points from 3.07% in the first quarter of 2008 to 3.25% for the first quarter of 2009. The improvement in the net interest margin is due to lower funding costs as well as the strategy to shift to a more profitable mix of earning assets. The continued low interest rate environment has resulted in a decrease in deposit rates over the last year. Although yields on earning assets have been subject to similar declines, the strategy to shift to a more profitable mix of earning assets from investments to loans has offset some of this decline. Consistent with that goal, average net loans and leases as of March 31, 2009 increased $45,105,000, or 13.48%, over the first quarter 2008 amount.

The first quarter 2009 provision for loan and lease losses totaled $270,000 as compared to $75,000 provided for the first quarter of 2008. The year-over-year increase in the provision for loan and lease losses is due to the increased risk associated with loan repayment and collateral values in this uncertain economy as well as the growth in the loan and lease portfolio.


As of March 31, 2009, deposits totaled $360 million, which was an increase of $18 million over the first quarter of 2008 level. Deposit growth was primarily in savings deposits and time certificates of deposit. Growth in savings deposits has been in traditional savings and municipal NOW accounts. Growth has also been in the CDARs deposits, which provides FDIC deposit insurance beyond the $250,000 limit.

Noninterest income for the three months ended March 31, 2009 totaled $814,000, down $42,000, or 4.91%, from noninterest income from the same period in 2008. Trust fee income totaled $272,000 which represents a decrease of $67,000, or 19.87%, from the first three months of 2008. This decrease is reflective of declines in the market value of assets under management and the resulting reduction in fees from such decline. During the first quarter of 2009, however, this area experienced a significant number of new relationships for wealth management services, and the demand for fiduciary services provided in the Trust department appears to be on the rise. We believe strongly that our Trust and Wealth Management area will continue to grow by providing a personalized and tailored approach to money management and Trust services. Offsetting some of the decline in noninterest income were banking service charges and fees which increased $18,000, or 5.22%, from the previous year as a result of revenue opportunities from deposit accounts and cash management services.

Noninterest expense for the three months ended March 31, 2009 totaled $4,023,000, and represented an increase of $224,000, or 5.90%, from the same period of 2008. The majority of the increase is a result of higher 2009 costs for FDIC insurance, benefits, legal, and audit fees. The impact of these increases was mitigated by cost containment efforts for advertising, salaries, insurance, travel, and memberships. In addition to the already increased premiums for FDIC insurance, the Company is aware of the proposed increases to the FDIC insurance expense via a one-time special assessment later this year. This assessment could significantly increase other noninterest expense for the year.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and two Torrington. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities, and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
Joseph J. Greco, President and CEO
(860) 567-6438





                         Selected financial data follows

                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                    Unaudited

Period end balance sheet data:                              March 31,
                                                      2009             2008
                                                 -------------     -------------

Total Assets                                     $ 550,285,000     $ 534,026,000
Loans, net                                         392,506,000       331,348,000
Investments                                        115,146,000       154,940,000
Deposits                                           359,982,000       341,572,000
Borrowings                                         150,498,000       157,750,000
Stockholders' equity                                32,330,000        27,443,000
Book value per common share                              13.71             11.57
Tangible book value per common share                     13.71             11.57
Leverage ratio                                           7.44%             7.62%
Common shares issued outstanding                     2,356,875         2,371,700
Preferred shares issued and outstanding                 10,000                --
Dividends declared per common share                       0.05              0.15


                                                        For the Three Months
                                                          Ended March 31,
                                                      2009             2008
                                                 -------------     -------------
Operating results:
Net interest income                              $   3,973,000       $ 3,577,000
Securities gains, net                                       --            12,000
Total noninterest income                               814,000           856,000
Loan and lease loss provision                          270,000            75,000
Total noninterest expense                            4,023,000         3,799,000
Income before tax                                      494,000           559,000
Income tax expense                                      70,000            61,000
Net income before preferred dividends and
   discount accretion                                  404,000           499,000
Net income available to common shareholders            266,000           499,000
Income per common share (basic)                         $ 0.11            $ 0.21
Return on average assets                                 0.20%             0.38%
Return on average equity                                 3.26%             6.91%


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